*	Portions marked with a “*” have been omitted pursuant to a request for confidential treatment. Such portions have been filed separately with the Securities and Exchange Commission.

Exhibit 10.10

FRAMEWORK FOR TECHNOLOGY COLLABORATION AGREEMENT

This Framework for Technology Collaboration Agreement (the “Agreement” or “Framework Agreement”) is made and entered into on the Closing Date, as defined in Exhibit D, by and between AMAZON.COM, INC., a Delaware corporation (“Amazon”) and FRANKLIN ELECTRONIC PUBLISHERS, INC., a Pennsylvania corporation (“Franklin”).

INTRODUCTION

Amazon is acquiring all of the shares of MobiPocket.com, S.A. (“MobiPocket”) as of the Closing Date.

Franklin and MobiPocket are parties to several agreements related to MobiPocket technologies and other items which will remain in effect in accordance with their terms after the Closing Date (as defined in Exhibit D).

Franklin is a major shareholder in MobiPocket, and Franklin and Amazon desire to establish the terms of the ongoing software development and distribution relationship between Franklin and MobiPocket that will be in effect as of the Closing Date by entering into this Agreement and the further agreements in the forms set forth as Exhibits hereto.

Amazon and Franklin also desire to set forth the terms of a release and license from Franklin to Amazon and its Affiliates under certain intellectual property of Franklin and its Affiliates (as defined in Exhibit D).

In consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

Section 1. Defined Terms. Unless otherwise specified in this Agreement, each term that appears with initial letters capitalized has the meaning set forth in Exhibit D (Definitions), or in the applicable Going-Forward Technology Agreement(s).

Section 2. Technology Development and Licenses

2.1 Japan Reader Development and License Terms. Franklin and MobiPocket shall enter into, effective as of the Closing Date, the First Amendment to the Japan Reader Development and License Agreement in the form set forth in Exhibit A.

2.2 Amendment to Development and License Agreement. Franklin and MobiPocket shall enter into, effective as of the Closing Date, the Third Amendment to the Development and License Agreement in the form set forth in Exhibit B.

2.3	Source Code Escrow Agreement.

2.3.1 Franklin and MobiPocket shall enter into a Source Code Escrow Agreement in the form set forth in Exhibit C, effective as of the Closing Date, and shall terminate their existing Source Code Agreement in its entirety as of the effective date of the Source Code Escrow Agreement contemplated by this Agreement. Notwithstanding anything to the contrary in the Going-Forward Technology Agreements, Franklin and Amazon agree that MobiPocket shall deposit, within thirty (30) days of the Closing Date, source code for current versions of the MobiPocket Reader (including the UA Reader and the MPRJ delivered under the Japan Reader Development and License Agreement ) licensed to Franklin, and related deposit materials, in the escrow account established by such Source Code Escrow Agreement. Section 2.4.5 of this Agreement shall take effect only upon Mobi-Pocket’s deposit of all source code required to be deposited in accordance with the previous sentence; provided, however, that Amazon, on behalf of MobiPocket and any Affiliate of Amazon, agrees that Franklin shall at all times during the term of Source Code Escrow Agreement and any successor thereto be entitled to bring actions or proceedings against MobiPocket, Amazon, or any Affiliate of Amazon seeking specific performance to remedy any breach of Section 1.6 of the Source Code Escrow Agreement or any successor thereto Franklin and Amazon further agree that the terms of the Source Code Escrow Agreement, together with this Section 2.3 and the source code escrow-related terms of the Going-Forward Technology Agreements (as amended by this Agreement), amend and supersede in their entirety all obligations of MobiPocket or Amazon to Franklin with respect to source code escrow or access rights.

2.3.2 If Iron Mountain Intellectual Property Management, Inc. (“IMIPM”), the third party source code agent selected by mutual agreement of the parties to perform such function for purposes of the Source Code Escrow Agreement set forth in Exhibit C, elects (a) to terminate the Source Code Escrow Agreement, or (b) not to renew the Source Code Escrow Agreement on terms mutually agreeable to the parties, Franklin and Amazon will work together to identify a substitute third party escrow agent and to complete all necessary forms of agreement, on substantially equivalent terms (to the extent this is possible based on using commercially reasonable efforts to work with the substitute third party escrow agent to obtain such terms) as set forth in the Source Code Escrow Agreement except to the extent (if any) that the parties mutually agree to modify such terms, as promptly as possible (and, if possible, before the actual date of expiration or termination of the then-existing Source Code Escrow Agreement). Should Amazon fail to comply in any respect with its duties and obligations under this Section 2.3.2, Amazon hereby agrees that Franklin may, notwithstanding the provisions of Section 2.4.5 herein, exercise any appropriate remedy in connection with such failure. Any such substitute source code escrow agreement that the parties may enter into shall be deemed to be the “Source Code Escrow Agreement” for purposes of this Agreement upon its entry into effect. The terms of this Section 2.3.2 shall not apply, and the parties shall have no obligation to seek to enter into a substitute source code escrow agreement, in the event the then-current Source Code Escrow Agreement is terminated because of an uncured nonpayment or breach by Franklin or any authorized successor thereto.

2.4	Future Development Projects.

2.4.1 During the term of Franklin’s license to the UA Reader (as set forth in the Development and License Agreement), Franklin may request from time to time that MobiPocket perform particular Future Development Projects that relate solely to development for the Franklin operating system platforms and Franklin devices for which MobiPocket has previously performed development work, are reasonably related to previous development activities undertaken by MobiPocket under agreements with Franklin, and are otherwise commercially reasonable in nature and scope. Franklin shall provide MobiPocket with a detailed written proposal regarding any Future Development Project that it requests that MobiPocket consider undertaking, including without limitation which Going-Forward Technology Agreement Franklin proposes to have apply to the results of such Future Development Project (i.e., which Going-Forward Technology Agreement’s license terms, duration and potentially other terms, subject to mutual agreement of the parties in each such instance, should apply to the deliverables that Franklin is proposing to obtain under a Future Development Project). Upon request from MobiPocket, Franklin shall provide additional information and requirements regarding any such proposal to assist MobiPocket’s consideration thereof.

2.4.2 MobiPocket may in its sole discretion determine that it is willing, subject to further mutual agreement with Franklin on applicable terms (including without limitation regarding specifications, milestone schedule, acceptance testing, fees, payment schedule, and the application of the license terms, duration and potentially other terms from a Going-Forward Technology Agreement) to perform such a Future Development Project. If MobiPocket notifies Franklin that it is potentially interested in performing a Future Development Project on mutually agreed terms and conditions, the parties shall use commercially reasonable efforts to negotiate for a period of not less than thirty (30) days and enter into a binding written agreement concerning such Future Development Project, which agreement shall either state that the license terms and duration of a specified Going-Forward Technology Agreement apply to the results of the Future Development Project, or shall expressly supersede all potentially relevant terms of the Going-Forward Technology Agreements and shall specify the license terms and duration applicable to the results of such Future Development Project. In either case, such agreement shall specify that source code to be developed thereunder shall be placed in escrow under the terms of the then applicable Source Code Escrow Agreement between Franklin and MobiPocket or its successor.

2.4.3 If (a) MobiPocket does not agree to enter into negotiations regarding a Future Development Project that Franklin believes in good faith relates solely to development for the Franklin operating system platforms and Franklin devices for which MobiPocket has previously performed development work is reasonably related to previous development activities undertaken by MobiPocket under agreements with Franklin, and is otherwise commercially reasonable in nature and scope, or (b) MobiPocket and Franklin do not reach agreement on binding terms that would apply to a Future Development Project after negotiating pursuant to Section 2.4.2 for at least thirty (30) days with respect to such terms (in either such case, the parties shall have reached a “Future Development Impasse”), Franklin may provide written notice to Amazon that Franklin is escalating discussion regarding the applicable Future Development Project within the management of Franklin and Amazon as follows: The Chief Executive Officer of Franklin and a Vice President of Amazon shall arrange and participate in a meeting (in person or otherwise, as such individuals may determine) and seek to resolve the Future Development Impasse. If such discussions do not result in the parties’ reaching a mutually satisfactory resolution within thirty (30) days after Franklin issued a written notice invoking this escalation procedure, Franklin may pursue obtaining access to relevant versions of MobiPocket Reader source code in accordance with the release conditions and other terms of the Source Code Escrow Agreement.

2.4.4 Franklin agrees that notwithstanding anything to the contrary in the Going-Forward Technology Agreements or any other agreement between Franklin and MobiPocket, this Section 2.4 together with Section 1.1 and Exhibit A of the Japan Reader Development and License Agreement, Section 8(d) of the Development and License Agreement (as amended), and the Source Code Escrow Agreement set forth the sole and exclusive obligations of MobiPocket and Amazon with respect to any future software development, customization or update activities (collectively, “Future Development Projects”) in connection with any Going-Forward Technology Agreement or any other agreement between Franklin and MobiPocket.

2.4.5 SOLE AND EXCLUSIVE REMEDY; WAIVER OF OTHER REMEDIES. FRANKLIN FURTHER AGREES THAT, SUBJECT TO MOBIPOCKET’S DEPOSIT OF ALL SOURCE CODE AS EXPRESSLY REFERENCED IN SECTION 2.3.1 HEREIN OR SECTION 1.6 OF THE SOURCE CODE ESCROW AGREEMENT OR ANY SUCCESSOR THERETO, THE TERMS OF SECTION 2.4.3 AND THE RELEASE TO FRANKLIN OF APPROPRIATE SOURCE CODE IN ACCORDANCE WITH THE SOURCE CODE ESCROW AGREEMENT SHALL CONSTITUTE ITS SOLE AND EXCLUSIVE REMEDY FOR ANY FAILURE BY MOBIPOCKET OR AMAZON OR ANY AMAZON AFFILIATE TO PROVIDE ANY REQUESTED SOFTWARE CUSTOMIZATION, ERROR CORRECTION, OR OTHER FUTURE SOFTWARE DEVELOPMENT. FRANKLIN HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS AND REMEDIES THAT IT MAY HAVE AT LAW OR OTHERWISE TO OBTAIN ANY REMEDY OR RELIEF OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE JAPAN READER DEVELOPMENT AND LICENSE AGREEMENT OR THE DEVELOPMENT AND LICENSE AGREEMENT WITH RESPECT TO ANY FAILURE BY MOBIPOCKET OR AMAZON OR ANY AMAZON AFFILIATE TO PERFORM ANY OBLIGATION TO FRANKLIN (INCLUDING WITHOUT LIMITATION ANY OBLIGATION TO TIMELY COMPLETE AND DELIVER ANY SOFTWARE UPDATE OR ERROR CORRECTION, ANY MODIFIED OR NEW SOFTWARE, OR ANY WARRANTY OR REPAIR OBLIGATION REGARDING ANY OF THE FOREGOING), WHETHER OR NOT SUCH FAILURE CONSTITUTES A MATERIAL BREACH OF ANY AGREEMENT OF MOBIPOCKET, AMAZON OR ANY AMAZON AFFILIATE.

2.4.6 AMAZON RESPONSIBILITY FOR MOBIPOCKET PERFORMANCE; TERMINATION OF CERTAIN AGREEMENTS. For purposes of clarification, Amazon agrees that it shall be responsible for MobiPocket’s compliance with and performance of all responsibilities under this Agreement, the Going-Forward Technology Agreements, and the Source Code Escrow Agreement, and that Amazon will be liable for any failure of MobiPocket to so comply or perform, and Amazon further agrees that in the case in which MobiPocket is merged into or otherwise consolidated with Amazon or in the case in which MobiPocket takes action to assign or transfer any Going-Forward Technology Agreements or the Source Code Escrow Agreement to Amazon that Amazon hereby accepts the obligations of MobiPocket thereunder or accepts the delegation of all duties of MobiPocket thereunder. Without limiting the foregoing, the parties hereby acknowledge and agree that, other than the Source Code Escrow Agreement, and the Going-Forward Technology Agreements that any and all other agreements between MobiPocket and Franklin existing as of the date hereof are hereby terminated in their entirety as of the Closing Date.

2.5	Revised Per Unit Royalty Amount. Franklin shall pay to MobiPocket a per unit royalty of * in connection with Franklin’s sales of any and all products containing the UA Reader, any other version of the MobiPocket Reader, or any derivative work of any of the foregoing developed by Franklin or MobiPocket in accordance with the Going-Forward Technology Agreements or any other agreement between them regarding a Future Development Project, or pursuant to any license rights granted to Franklin under the Source Code Escrow Agreement; provided, however, that this sentence shall not apply to Franklin’s sales of products that are subject to the LPL 1000 Letter Agreement. The parties agree that this Section 2.5 amends and supersedes in their entirety the per unit royalty terms set forth in each of the Going-Forward Technology Agreements. The parties agree that any royalties that are due to be paid by Franklin under any Going-Forward Technology Agreements on or after the Closing Date shall be accrued and earned out against any royalty advances paid by Franklin to MobiPocket or Amazon at any time without regard to the determination of which agreement under which such royalty advance was initially paid by Franklin.

2.6	Other Fees. Except as expressly amended by this Agreement, all royalties, fees and other amounts that Franklin is obligated to pay MobiPocket or its successors (including without limitation Amazon and its Affiliates) pursuant to the Going-Forward Technology Agreements or any other agreement between MobiPocket and Franklin will continue to accrue after the Closing Date in accordance with the applicable agreement and for as long as it remains in effect. MobiPocket shall invoice Franklin for, and Franklin shall pay to MobiPocket, any and all such royalties, fees and other amounts in accordance with each applicable agreement.

2.7	Review of Certain Terms. The terms of this Section 2.7 will apply only if, *

2.8	Additional Framework Terms. Franklin and Amazon further agree that, effective as of the Closing Date the following shall govern all of the Going-Forward Technology Agreements:

2.8.1 Notwithstanding anything to the contrary in the Going-Forward Technology Agreements or any other agreement between Franklin and MobiPocket, this Agreement, as well as each of the Going-Forward Technology Agreements, including all amendments and addenda thereto, shall be governed by the laws of the State of New York, without reference to rules governing choice of law.

2.8.2 (a) With respect to all deliverables that MobiPocket has provided or provides in the future to Franklin under either the Reader Agreement dated June 22, 2001, as amended, or the LPL 1000 Letter Agreement, MobiPocket shall have no indemnity or other obligation under Section 26 of such Reader Agreement, the second paragraph of the LPL 1000 Letter Agreement, or otherwise, with respect to any third party claim to the extent arising from any code, specifications or other material not created by MobiPocket; any modification or unauthorized use of the MPR or other mutually-agreed deliverable; any further distributions of Franklin products that incorporate a prior version of the MPR or other mutually-agreed deliverable following MobiPocket’s delivery of any updated version thereof to Franklin with respect to such future distribution; or the combination of the MPR or other mutually-agreed deliverable with any Franklin product, or any product, software, hardware, technology or service with which the MPR or other mutually-agreed deliverable may be used, where the applicable third party claim would not have occurred but for such combination (any claim described in this sentence, an “Excluded Claim”).

(b) Franklin shall defend, indemnify and hold MobiPocket harmless from and against any and all third party claims, damages, liabilities, costs (including reasonable attorneys’ fees) and expenses incurred by MobiPocket resulting from any Excluded Claim or regarding Franklin’s use or distribution of the Franklin Products; provided, however, that this Section 2.8.2 shall not apply to the subject matter of the Patent Infringement Defense Letter Agreement.

2.8.3 Reservation of Rights. Notwithstanding anything set forth in any of the Going Forward Technology Agreements to the contrary, except as otherwise expressly authorized in (i) the Development and License Agreement, as amended, the Source Code Escrow Agreement, or the Japan Reader Development Agreement, as amended, or (ii) as otherwise authorized in writing by MobiPocket or Amazon after the Closing Date: (a) Franklin will not use, disclose, publish or distribute any MobiPocket software, including the MPR or the MobiPocket Publisher Professional Software, or any other mutually-agreed MobiPocket deliverable (or any portion thereof), or any and all updates or upgrades thereto (collectively, “MP Software”); (b) Franklin will not decompile, reverse engineer, disassemble or otherwise attempt to derive source code from any MP Software; (c) subject to the licenses expressly granted in the Going Forward Technology Agreements, MobiPocket hereby reserves all of its right, title and interest in and to all MP Software, including the MPR, the MobiPocket Publisher Software, and any other mutually-agreed MobiPocket deliverable; and (d) for purposes of clarification, nothing in this Agreement or in any of the Going-Forward Technology Agreements authorizes Franklin to distribute, or to sublicense rights in the MPR, the MobiPocket Publisher Software, or any other MP Software whatsoever, for use on or distribution with, any product other than products based on or incorporating the UA; provided that Franklin, its sublicensees and its customers shall be entitled to continue to distribute products that include the MPR existing as of the Closing Date and Franklin shall be entitled to develop Franklin’s “Ultimate Reference Suite” line of products incorporating the MPR under the Going-Forward Technology Agreements; and, further provided, that Amazon agrees that, notwithstanding anything to the contrary in this Section 2.8.3, Amazon will negotiate in good faith with Franklin at Franklin’s reasonable request for extension of rights under any Gong-Forward Technology Agreement to platforms based on operating systems other than UA during the term of any such Going-Forward Technology Agreement on fair and non-discriminatory terms. In addition to and without limiting the foregoing, Franklin acknowledges that nothing contained in this Agreement or any of the Going-Forward Technology Agreements shall be construed to allow Franklin to sublicense or otherwise distribute any MP Software whatsoever (including, but not limited to, the MPR or the MobiPocket Publisher Professional Software) on a standalone basis in any manner whatsoever, without MobiPocket’s prior written approval; provided that Franklin shall be entitled to continue to distribute any version of the MPR, whether Standard or Pro, or of the MobiPocket Standard or Publisher Professional Software or of the MobiPocket Office Companion to end users from Franklin’s web site for which Franklin shall pay to MobiPocket * for all such sales.

Section 3. License and Release Related to Franklin Patents and Other Proprietary Rights

3.1	License.

(a) Franklin hereby grants to MobiPocket, Amazon, and Amazon’s current and future Affiliates, on behalf of Franklin and its Affiliates, and effective as of the Closing Date, an irrevocable, fully paid up, worldwide, non-exclusive license under the Franklin Patents, to make, have made, use, contribute to the use of, induce the use of, and incorporate any and all software and other technologies applicable to its or their development work for Franklin or its Affiliates, and solely for use in such development work for Franklin, pursuant to the Going-Forward Technology Agreements or any written agreement between any such parties concerning any Future Development Project. Such license shall take effect on the Closing Date and shall remain in effect until the expiration or termination of Franklin’s license to distribute any development work performed and owned by MobiPocket, Amazon or any Amazon Affiliate under the Development and License Agreement, the Japan Reader Development and License Agreement, or any binding written agreement concerning any Future Development Project (which time period shall be referred to herein as the “Cooperation Period”).

(b) Franklin hereby grants to MobiPocket, Amazon and its current and future Affiliates, on behalf of Franklin and its Affiliates, and effective as of the Closing Date, an irrevocable, fully paid up, worldwide, non-exclusive license under the Franklin Patents, and solely during the Cooperation Period, to make, have made, sell, license, import, use, contribute to the use of, and induce the use of, any product, technology or service within the Licensed Field of Use and to practice any method in making, having made, using, licensing or selling any product, technology or service within the Licensed Field of Use, that, but for this license, would constitute Infringement of any claim of the Franklin Patents. During the Cooperation Period, in the event that, as part of any Future Development Project or other development work for Franklin (collectively, “Future Work”), Franklin requests that MobiPocket include any modified or new features or functionality as part of such Future Work (collectively, “New Features”), then prior to MobiPocket commencing any work on such New Features, Franklin shall first disclose to MobiPocket and Amazon whether it has any Patents covering such New Features (these patents, the “Additional Franklin Patents”). Notwithstanding the license term set forth above in this Section 3.1(b) (i.e., the Cooperation Period), in the event that Franklin fails to so disclose the existence of any such Additional Franklin Patents, as applicable, Franklin acknowledges and agrees that the licenses granted in this Section 3.1(b) shall be automatically deemed to include such Additional Franklin Patents, and that the license for the Additional Franklin Patents shall remain in effect until the date of expiration of all rights, worldwide, under the last to expire of the Additional Franklin Patents.

3.2	Certain Rights. Without limiting the rights that third parties would enjoy as a result of application of the patent exhaustion doctrine or similar principles, MobiPocket and Amazon and its Affiliates may sublicense to customers, developers, manufacturers, suppliers, and distributors under the licenses set forth in Section 3.1(b) the right to incorporate or combine its or their products, services or technologies within the Licensed Field of Use, and/or use its or their products, services or technologies with such third parties’ products, services or technologies within the Licensed Field of Use, and/or to distribute, use and authorize others to use products, services or technologies of MobiPocket, Amazon or its Affiliates within the Licensed Field of Use in or with such third parties’ products, services or technologies; provided, however, that the right so granted shall not include a right for a third party product, service or technology to directly Infringe any Franklin Patent if the applicable MobiPocket, Amazon or Amazon Affiliate services or technologies were not incorporated or combined therein.

3.3	Release. Franklin, on behalf of itself and its Affiliates, hereby irrevocably releases MobiPocket, Amazon, its Affiliates, and its and their customers, licensees, developers, suppliers, manufacturers, distributors, and successors and assigns from any and all liability for Infringement arising prior to the Closing Date to the extent that such Infringement would have been licensed under this Agreement if it had occurred after the Closing Date.

3.4	Covenants Regarding Non-Patent Intellectual Property Rights. In addition to the Patent licenses set forth above, Franklin, on behalf of itself and its Affiliates, hereby irrevocably and perpetually covenants not to sue MobiPocket, Amazon, any Amazon Affiliate or any of its or their customers, licensees, developers, suppliers, manufacturers, or distributors:

(a) in connection with any MobiPocket software, or any products, services or technologies containing or using any MobiPocket software, for infringement of any copyrights owned, licensed to or controlled by Franklin or any Franklin Affiliate as of the Closing Date and incorporated, modified, distributed or otherwise used as of the Closing Date in connection with MobiPocket software or related materials, (for example, documentation or HTML web sites).

(b) in connection with any MobiPocket software, or any products, services or technologies containing or using any MobiPocket software, for misappropriation or misuse of any trade secrets of Franklin or any Franklin Affiliate or breach of any confidentiality agreement with Franklin or any Franklin Affiliate, but solely with respect to trade secrets or confidential information that have been incorporated or otherwise used, as of the Closing Date, in MobiPocket software.

For purposes of clarification, the terms of this Section 3.4 do not supersede any obligation of MobiPocket or its successors or assigns to pay any royalties that may be owed from time to time to Franklin in accordance with any agreement between MobiPocket and Franklin that is in effect as of the Closing Date, as applicable, and, notwithstanding any other provision hereof, including, but not limited to, Section 2.4.5, do not limit the remedies of Franklin in connection therewith, which agreements are as follows: the eBookBase Retail Agreement (as defined in Exhibit D). The parties acknowledge that as of the Closing Date, MobiPocket is not licensed from Franklin or any Affiliate of Franklin, pursuant to a written Linguistic Technology Licensing Agreement with Franklin or otherwise, any spelling correction technology in any or all of twenty languages or dialects (including, but not limited to, English (America), French, or French (Canadian) or any inflection technology in any or all of French, German, Italian, or Spanish (“the Linguistic Technology Licensing Materials”), that no Franklin Linguistic Technology Licensing Materials are copied in, used in, incorporated in, or form the basis for any MobiPocket software or product as of the Closing Date, and that no Linguistic Technology Licensing Materials are covered by the provisions of this Section 3.4 or licensed from Franklin to Amazon hereunder.

3.5	New Affiliates. If Amazon acquires an Affiliate after the Closing Date, the licenses and covenants granted under Sections 3.1, 3.2 and 3.4 shall extend to such Affiliate effective as of the date of the acquisition.

3.6	Former Affiliates. If an Affiliate of Franklin ceases to be an Affiliate after the Closing Date and such Affiliate holds any Franklin Patents, all licenses granted under this Agreement shall continue for the Cooperation Period notwithstanding such change in the status of such Affiliate.

3.7	Transfers of Intellectual Property. Franklin will cause any transferee or successor in interest to any Franklin Patent or other intellectual property or proprietary right, or any interest therein, to be bound by all applicable terms of this Section 3.

3.8	Further Discussions. The parties agree to enter into good faith discussions upon request of either of them in order to license to each other, in consideration of reasonable royalties customary in the industry, additional rights under their applicable Patents (i.e., as to the Franklin Patents, beyond the scope of the terms set forth in this Section 3) on fair and non-discriminatory terms. If the parties are not able to agree upon a commercially reasonable royalty rate or related licensing terms, they agree that before either of them may commence any legal action seeking to enforce its patent rights with respect to any products or services of the other party, the parties will escalate discussions on commercially reasonable royalties and related licensing terms through their respective senior management teams and permit a commercially reasonable amount of time for such discussions to lead to agreement, and in no event will either party commence any such legal action unless at least forty-five (45) days have elapsed since the initial escalation of discussions to the level of Vice President at each company; provided, however, that neither party shall be required to wait for the forty-five (45) day period to elapse to commence legal action if doing so would cause it to forfeit any rights due to the applicable statute of limitations setting forth the time by which to bring such action.

Section 4. E-Bookbase Agreement. Effective as of the Closing Date, Amazon (acting on behalf of MobiPocket) and Franklin agree, with respect to the eBookBase Retailer Agreement, that:

4.1	Term. Such eBookBase Retailer Agreement shall remain in effect until the three (3)-year anniversary of the Closing Date, except that, without limiting any other rights or remedies that either party to such agreement may have at law or otherwise (including without limitation any right to terminate the eBookBase Retailer Agreement), either party may terminate such agreement upon not less than thirty (30) days prior written notice to the other party of any material breach of such agreement by such other party, unless the breach has been cured within such thirty (30) day period.

4.2	Reduction of Certain Fees. The fees charged by MobiPocket to Franklin for redistribution of eBooks pursuant to such Agreement will be reduced to * of the applicable fees set forth in Exhibit A of such eBookBase Retailer Agreement for the remainder of the term agreed to in Section 4.1. The parties agree that once the * advance paid by Franklin to MobiPocket in connection with the eBookBase Retailer Agreement has been earned out, no further advances shall be due or owing in connection with such Agreement.

Subject only to the terms set forth in this Agreement, the eBookBase Retailer Agreement shall remain in full force and effect in accordance with its terms. In the event of any conflict between the terms set forth in this Agreement and the eBookBase Retailer Agreement, the terms of this Agreement shall control.

Section 5. Agreement Regarding Branded Store on Amazon Site. Amazon agrees that upon the first annual renewal date of the Market Development Funds Agreement dated January 1, 2004, Amazon will renew the branded store for Franklin and *, in consideration of the terms and conditions of this Agreement.

Section 6. Nondisclosure; No Publicity.

6.1	Amazon and Franklin will abide by the terms and conditions of the Nondisclosure Agreement with respect to information received by them as a result of activities contemplated by this Agreement. Nonpublic information about MobiPocket or its products and/or services disclosed to Franklin in connection with the preparation of or activities contemplated by this Agreement shall be deemed to be Confidential Information of Amazon for purposes of the Nondisclosure Agreement.

6.2 Public Disclosures. (i) Each party agrees that Confidential Information (as defined below) shall not be disclosed by such party in any manner except in accordance with the express provisions of this Section 6.2. For purposes of this Section 6.2, the term “Confidential Information” means the existence and terms of the Letter Agreement between Amazon and Franklin dated as of even date herewith (the “Letter Agreement”), this Agreement, all agreements contemplated thereby or hereby or related thereto, and the transactions contemplated thereby or hereby (with the express exception of any information contained therein or related to any such transaction that was a matter of public record prior to the Closing Date); provided, however, that Confidential Information for purposes hereof and for purposes of the Nondisclosure Agreement shall not include (i) any information that becomes publicly known without breach of this Section 6.2 by the party against whom enforcement of this Section 6.2 is otherwise sought or (ii) any information to be included in any press release referenced herein or later consented to hereunder or in any filing referenced in Clause (ii) below . Each party further agrees that, except as contemplated herein, no announcement regarding any Confidential Information in a press release, conference, advertisement, written announcement, professional or trade publication, mass marketing materials, or otherwise may be made without the prior written consent of the other party; provided that Amazon agrees (i) that the first press release or other announcement issued by Amazon relating to the acquisition of MobiPocket by Amazon or the MPR shall be acceptable in all respects to Franklin and shall include a reference to Franklin’s embedding of MobiPocket technology in Franklin’s reference devices localized for Franklin’s global markets, and, (ii) to cooperate in good faith with Franklin to issue a joint press release related to a future product launch on or before March 31, 2006.

(ii) Notwithstanding the foregoing, (i) either party may disclose any of the Confidential Information to its employees, investment bankers, lenders, accountants and attorneys, in each case only where such persons or entities have a need to know such information and are under appropriate nondisclosure obligations, (ii) Amazon agrees that nothing herein or in the Nondisclosure Agreement limits or restricts in any way Franklin’s filing of a Form 8-K with the Commission, as set forth on Appendix A hereto and Franklin’s issuance of a press release as attached hereto as Appendix B, (iii) Amazon agrees that nothing herein or in the Nondisclosure Agreement limits or restricts in any way Franklin’s filing of the Letter Agreement without redaction and this Agreement and certain of its exhibits as an exhibit to Form 10-K or 10-Q for the period in which the documents are entered into, in the redacted form(s) attached as Appendix C hereto if, concurrently with the filing of such Form 8-K, Franklin files a confidential treatment request with the Commission in the form of Appendix D hereto (the “CTR”) pursuant to Rule 406 under the 33 Act and Rule 24b-2 under the 34 Act, (iv) each party may disclose or describe the Confidential Information in its periodic reports and other filings pursuant to the Securities Act of 1933, as amended (the “33 Act”) and the Securities Exchange Act of 1934, as amended (the “34 Act”), and the rules and regulations promulgated thereunder (the “Rules”), or to the extent otherwise required by law or judicial or administrative order; provided, however, that if such disclosure is so required during the period beginning on the Closing Date and ending on the date six months after the Closing Date, the disclosing party will notify the other party in writing by fax in the form described below (the “Notice”) promptly before such disclosure in the case in which confidential treatment is available for language that is proposed to disclose or describe

Confidential Information in any financial statement that contains additional language to that set forth in Appendix A and will cooperate with the non disclosing party to seek confidential treatment with respect to such disclosure to the maximum extent possible under law but only in the case in which the non disclosing party notifies the disclosing party in writing by fax within seventy-two hours of receipt of Notice of its desire to have the disclosing party seek such confidential treatment (“Return Notice”), which Return Notice shall with specificity describe the language for which such treatment is desired and the reason that such treatment is desired; provided, that in default of timely delivery by the non disclosing party of Return Notice in accordance with this provision waiver of the rights of the non disclosing party to have the disclosing party seek confidential treatment under this provision shall be deemed. The parties agree that Notice shall be sufficient if in the form of a letter indicating the filing at issue and containing the proposed language containing Confidential Information and that Notice hereunder need not include in its entirety the filing at issue. Any notices to be faxed under this Section (i) to Amazon shall be faxed to: attention General Counsel, fax (206) 266-7010 or (ii) to Franklin shall be faxed to: attention CEO, fax (609) 387 0082, with copy to CFO, fax 609 387 2666.

Section 7. Warranties; Disclaimers.

7.1	Warranties. Each party represents, warrants and covenants that: (a) it has the full right, power and authority to enter into this Agreement and perform its obligations hereunder, (b) its performance of this Agreement, and the other parties’ exercise of rights under this Agreement, will not conflict with or result in a breach of any of the terms of, or constitute a default under, any agreement or law by which it is bound, (c) when executed and delivered, this Agreement will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms, (d) it will comply with all applicable laws in its performance of, and its exercise of its rights under, this Agreement, and (e) it will not, and will not purport to represent itself to any third party as having any authority to, bind the other party or incur any obligation on behalf of the other party or its Affiliates. In addition, Franklin represents, warrants and covenants that it has the full right, power, and authority to grant the licenses, releases and covenants under Franklin Patents and other intellectual property and proprietary rights that are provided in this Agreement.

7.2	DISCLAIMERS. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.1, NEITHER PARTY HERETO MAKES, AND EACH PARTY HEREBY WAIVES AND DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR ANY OF THE ACTIVITIES CONTEMPLATED HEREBY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, AND ANY IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING ANY ECONOMIC OR OTHER BENEFIT THAT THE OTHER PARTY MIGHT OBTAIN THROUGH ITS PARTICIPATION IN OR PERFORMANCE UNDER THIS AGREEMENT.

Section 8. Indemnity

8.1	Each party (acting as an “Indemnifying Party”) shall be solely responsible for, and shall defend, indemnify and hold the other party and its Affiliates (and each of their directors, officers, employees and agents) (collectively, the “Indemnified Parties”) harmless from and against, any and all third party claims, costs, losses, damages and expenses (including reasonable attorneys’ fees) arising out of or in connection with any actual or alleged breach of any of the Indemnifying Party’s representations and warranties set forth in this Agreement. For purposes of clarification, an Affiliate of either party shall not be deemed to be a “third party” for purposes of “third party claims” that give rise to the other party’s obligations under this Section 8.

8.2	In connection with any third-party claim, action or proceeding described in Section 8.1 (collectively, a “Claim”), the Indemnified Party shall: (a) give the Indemnifying Party prompt written notice of such Claim (provided that any delay in notification will not relieve the Indemnified Party of its obligations hereunder except to the extent that the delay impairs its ability to defend such Claim), (b) cooperate reasonably with the Indemnifying Party (at the Indemnifying Party’s request and expense) in connection with the defense and settlement of such Claim, and (c) permit the Indemnifying Party to control the defense and settlement of such Claim; provided, that the Indemnifying Party may not settle such Claim without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld); and provided, further, that the Indemnified Party (at its cost) may participate in the defense and settlement of such Claim with counsel of its own choosing.

Section 9. Miscellaneous

9.1	Trademark Use. Amazon agrees to authorize Franklin at no charge to use, subject to Franklin’s entry into and compliance with Amazon’s then-current standard applicable license terms and usage guidelines, the logos and/or other trademarks under which Amazon distributes the MobiPocket Reader from time to time during the Cooperation Period.

9.2	LIMITATION OF LIABILITY. EXCEPT TO THE EXTENT (I) AWARDED TO A THIRD PARTY IN ANY JUDGMENT AGAINST WHICH EITHER PARTY IS OBLIGATED TO INDEMNIFY ANY INDEMNIFIED PARTY PURSUANT TO SECTION 8, (II) ARISING OUT OF EITHER PARTY’S BREACH OF ANY WARRANTY SET FORTH IN SECTION 7, (III) IN CONNECTION WITH ANY BREACH OR MISUSE BY EITHER PARTY OF THE LICENSE TERMS OR OTHER INTELLECTUAL PROPERTY RIGHTS OR PROTECTIONS EXPRESSLY REFERENCED IN THIS AGREEMENT (INCLUDING WITHOUT LIMITATION EACH EXHIBIT HERETO), OR (IV) AS SPECIFICALLY PROVIDED IN THE JAPAN READER DEVELOPMENT AND LICENSE AGREEMENT NEITHER PARTY WILL BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS OR LOST DATA) UNDER THIS AGREEMENT, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.3	Assignment. This Agreement and the rights granted under it, including its Exhibits, may not be assigned by Franklin in whole or in part without Amazon’s prior written consent. Amazon will have the right to assign all or any part of its rights under this Agreement and/or any of the Going-Forward Technology Agreements at any time to any Affiliate of Amazon that agrees to be bound by the terms hereof and for which Amazon agrees to be responsible under Section 2.4.6 hereof. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

9.4	This Section intentionally left blank.

9.5	Notices. All notices, consents, approvals or other communications hereunder in connection with this Agreement will be in writing and sent by internationally recognized certified mail, return receipt requested, or by receipted internationally recognized commercial courier, addressed to each of the following addressees or such substitute addressees as may be designated in writing.

Amazon.com, Inc.	Franklin Electronic Publishers, Inc.
1200 12th Avenue South	One Franklin Plaza
Suite 1200	Burlington, NJ 08016
Seattle, WA 98144
Facsimile: (206) 266-7010	Fax 609 387 0082
Attn: General Counsel	ATTN: President and CEO

Copy to: Chief Financial Officer

9.6	Entire Agreement. This Agreement, including the Exhibits referenced herein and the Non-Disclosure Agreement, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any previous or contemporaneous oral or written agreements regarding such subject matter. Any modification of this Agreement must be in writing and signed by a duly authorized representative of each party. For purposes of clarification, nothing in this Agreement shall be deemed to limit in any way the effectiveness of the Non-Disclosure Agreement, any of the Going-Forward Technology Agreements (as amended by this Agreement), or any other separate agreements regarding other subject matter between Amazon and Franklin or MobiPocket and Franklin.

9.7	Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which will be considered an original, but all of which, when taken together, will constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement intending to be legally bound as of and only as of the Closing Date.

Amazon.com, Inc.	Franklin Electronic Publishers, Inc.

By:	By:
Title:	Title:
Address:	Address:

Exhibit D

Definitions for Framework Agreement

Definitions. The following terms will have the following specified meanings when used in the Framework Agreement in initially capitalized form. All section references below are to the Framework Agreement.

1.0 “Additional Franklin Patents” shall have the meaning set forth in Section 3.1 of the main body of this Agreement.

1.1 “Affiliate” means, with respect to any legally recognizable entity, any other such entity directly or indirectly Controlling, Controlled by, or under common Control with such entity. “Control,” as used in this definition, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a legally recognizable entity, whether through the ownership of voting shares or other voting interests, by contract, or otherwise. Where such entity is a partnership, limited liability company, corporation, or similar entity and has partners, members, or shareholders, each of which has equal ownership interests or equal control interests, by contract or otherwise, then each such partner, member, or shareholder will be deemed to possess, directly or indirectly, the power to direct or cause the direction of the management and policies of that entity.

1.2 “Closing Date” means the date on which the acquisition of MobiPocket by Amazon takes effect.

1.3	“Comparable Licensee” is defined in Section 2.7.

1.4 “Development and License Agreement” means the agreement of such title entered into between MobiPocket and Franklin on May 6, 2003, as amended.

1.5 “eBookBase Retail Agreement” means the MobiPocket eBookBase Retailer Agreement between MobiPocket and Franklin that was signed by MobiPocket on May 10, 2004.

1.6 “Franklin Patents” means any Patent under which Franklin or any of its current or future Affiliates owns, controls, or obtains the right to grant a license or other immunity from suit.

1.7 “Future Development Projects” has the meaning set forth in Section 2.4.4.

1.8 “Going-Forward Technology Agreements” means: (a) the Reader Agreement; (b) the Development and License Agreement, as amended; (c) the Japan Reader Development and License Agreement, as amended; (d) the LPL 1000 Letter Agreement; (e) the MobiPocket eBookBase Retailer Agreement dated January 10, 2004; and (f) the MobiPocket eBookBase Publisher Agreement dated February 5, 2004. For purposes of clarity, the Content and Software Cross Selling Agreement dated 1/2/02, as amended, between MobiPocket and Franklin to which the documents referenced by (e) and (f) are Appendices is hereby terminated and only the aforementioned named Appendices referenced in (e) and (f) immediately above from such Cross Selling agreement shall be considered “Going-Forward Technology Agreements,” but not any other parts of such agreement; (g) three Download Content Agreements between MobiPocket and Franklin dated April 29, 2003, April 21, 2003 and May 3, 2003.

1.9 “Indemnified Parties” and “Indemnifying Parties” are both defined in Section 8.1.

1.10 “Infringement” (and related terms such as “Infringe” and “Infringed”) means direct infringement, contributory infringement or inducing infringement of a Patent or any right under a Patent.

1.11 “Japan Reader Development and License Agreement” means the Japan Reader Development and License Agreement dated February 3, 2005 between MobiPocket and Franklin in the form set forth in Exhibit A.

1.12 “Licensed Field of Use” means (a) the MP Software, and (b) any and all services or technologies that process content in electronic format or that transmit or receive content over a public or private local or wide-area network (including without limitation the Internet). (c) For purposes of clarification, the Licensed Field of Use shall include all versions of the MP Software that have been distributed by MobiPocket as of the Closing Date, to the extent that such versions incorporate inventions covered by Franklin Patents, and all activities and business practices going forward that MobiPocket has engaged in with respect to commercialization of such MP Software as of the Closing Date, to the extent that such activities and business practices incorporate any Franklin Patents ((a), (b) and (c) shall be referred to collectively as, the “Covered Readers and Practices”). Other than the aforementioned Covered Readers and Practices, the Licensed Field of Use shall not include any handheld electronic reference product, such as, by way of example only, Franklin’s model MWD-1470 known as the Merriam-Webster Dictionary & Thesaurus, or any distribution of MP Software in connection with any MobiPocket or Amazon (including its Affiliates) designed or branded handheld devices that contain embedded electronic content or are intended to accept the download of electronic content from a public or private local or wide-area network (including without limitation the Internet) and incorporate an electronic display for viewing such content (e.g., an eBook reader device) (collectively “Proprietary Devices”). In the event that Franklin has valid Patents that read onto such Proprietary Devices, as applicable, then the terms of Section 3.8 shall apply (without limiting their generality) to any Patent licenses that Amazon wishes to obtain relating to such Proprietary Devices. For avoidance of doubt, in no case shall the Licensed Field of Use encompass any software, service, or technology that uses any invention covered by a Franklin Patent other than (x) inventions covered by Franklin Patents that were incorporated in Covered Readers and Practices or (y) inventions covered by Additional Franklin Patents deemed to have been included within the license granted in Section 3.1(b) of the Framework Agreement.

1.13 “LPL 1000 Letter Agreement” means the letter agreement related to LPL 1000 between Franklin and MobiPocket and dated August 23, 2004.

1.14 “Non-Disclosure Agreement” means the agreement between Amazon and Franklin dated October 27, 2004 and entitled “Mutual Non-Disclosure Agreement.”

1.15 “Patents” means all patents (including design patents), utility models, patent registrations, and equivalent rights worldwide issued or issuing on any applications for the same entitled, in whole or in part, to an effective filing date on or before the end of the period in which MobiPocket is performing development work or maintenance for Franklin in accordance with the terms of the Development and License Agreement, the Japan Reader Development and License Agreement or any such binding written agreement concerning a Future Development Project . “Patents” includes patent applications, provisional applications, invention registrations, utility models, extensions, divisionals, continuations, continuations-in-part, renewals, reexaminations, reissued patents, and any other invention document submitted to a patent office or equivalent agency that can result in a patent or equivalent right, in any jurisdiction worldwide.

1.16 “Reader Agreement” means the agreement between Franklin and MobiPocket dated June 22, 2001, as amended, which is entitled “Reader Agreement.”

1.17 “Source Code Escrow Agreement” means the agreement of such title in the form set forth in Exhibit B.

1.18 “UA” means Franklin’s proprietary operating system that is used both to operate and to provide applications that define functionality, such as providing access to content stored in electronic format.

1.19 “UA Reader” means versions of the MobiPocket Reader 4.x software for handheld platforms or direct successors thereto (“MPR”) that are customized by MobiPocket, Amazon or an Amazon Affiliate for use as an integral part of Franklin products that incorporate the UA.

1.20 The “Warranty Period” means the period that begins upon Franklin’s acceptance of final and complete deliverables under the Development and License Agreement and terminates on the earlier of (i) one year from first commercial shipment of any Franklin product that contains such MobiPocket deliverable and (ii) eighteen (18) months after the date Franklin accepted such MobiPocket deliverable.